Exhibit 99.1

BioLife Solutions Announces Record Revenue of $2.3 Million in the Second Quarter of 2013

Company Achieves Twelfth Quarter of Consecutive Record Revenue Driven by Core Product Revenue of $0.9 Million

BOTHELL, WA— August 12, 2013 —BioLife Solutions, Inc. (OTCQB: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media for cells and tissues, and contract aseptic media manufacturer, today announced record revenue for the second quarter of 2013 of $2.3 million, including core HypoThermosol® and CryoStor® product revenue of $0.9 million. The increase in total revenue represented 8% sequential growth over the first quarter of 2013 and 112% growth over the second quarter of 2012.

Summary of Achievements for the Second Quarter of 2013

●	Total revenue of $2.3 million marked twelve consecutive quarters of record revenue with an increase of 112% over the second quarter of 2012 and 8% over the first quarter of 2013.
●	Core product revenue was $0.9 million, setting a new record for the Company, driven by demand from the regenerative medicine market segment.
●
We announced a strategic relationship with HemaCare Corporation, (OTCPK:HEMA), wherein HemaCare will market BioLife’s HypoThermosol and CryoStor biopreservation media products and HemaCare’s blood derived cells to the research and clinical communities.

●	We were named by Seattle Business Magazine as one of the best places to work in Washington State. For more information please visit BioLife Solutions - 100 Best Companies.

Mike Rice, BioLife Solutions President and CEO, remarked on the Company’s second quarter revenue by stating, “We are pleased with the growth in total revenue and our core product revenue during the second quarter of 2013. Several orders were from new customers as we continue to see evidence of adoption of our proprietary HypoThermosol and CryoStor biopreservation media products.”

Mr. Rice continued, “We saw growth in a number of our strategic markets during the second quarter, including regenerative medicine, where our HypoThermosol® cell/tissue storage medium and CryoStor® cryopreservation freeze media products are being used in more than fifty clinical trial-stage cell and tissue-based therapies. We also gained several new customers in the hair restoration field, where HypoThermosol is increasingly being used for ex vivo storage of hair grafts during the transplantation procedure. The 1,000+ member International Society of Hair Transplantation Surgeons (ISHRS) estimates that nearly 300,000 procedures were performed in 2010, representing a niche, but attractive, $25 million addressable market. Finally, we fulfilled all orders for a strategic contract manufacturing services customer, marking our highest quarter to date for contract manufacturing services revenue.”
Second Quarter 2013 and Year to Date Financial Results

Total revenue for the second quarter and first half of 2013 was $2.3 million and $4.5 million, respectively, compared to $1.1 million and $1.9 million in the same periods of 2012. The increase was due primarily to increased contract manufacturing revenue and higher direct product sales to the regenerative medicine and biobanking markets. In addition, the increase in the total revenue for the first half of 2013 included license revenue of $0.6 million.

Gross margin as a percentage of revenue decreased to 35.6% and 43.5%, respectively, in the second quarter and first half of 2013 compared to 41.5% and 48.9% for the same periods in 2012. The decrease was due primarily to the increase in contract manufacturing product sales, which has a higher cost of sales, compared to core product sales, offset by recognition of the license revenue during the first quarter with no associated costs.

Operating expenses in the second quarter and first half of 2013 were $0.9 million and $1.8 million, respectively, compared with $0.8 million and $1.4 million for the same periods of 2012. This increase was primarily attributable to higher corporate costs, higher depreciation and rent costs related to the new facility, and higher office-related expenses.

During the second quarter of 2013 and the first half of 2013, the Company reported an operating loss of $0.08 million and operating income of $0.1 million, compared to operating losse of $0.3 million and $0.5 million in the second quarter and first half of 2012. Net loss was $0.3 million or $0.00 per share,  for each of the second quarter and first half of 2013, compared to a loss of $0.5 million, or $0.01 per share, for the second quarter of 2012 and $0.8 million, or $0.01 per share, in the first half of 2012, respectively.

Outlook for 2013

We continue to expect total 2013 revenue to be in the range of $6.5 million to $7.0 million, with gross margin as a percentage of revenue of approximately 38% - $41%, and increased operating expenses in 2013 of 10% - 20% over 2012. We continue to expect improvement in operating and net income (loss) over 2012. We believe cash generated from customer collections will provide sufficient funds to operate our business.

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions for cells, tissues, and organs.  The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides academic and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our financial and business outlook for 2013, and other anticipated developments related to us, our business or customers. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com

BioLife Solutions, Inc.
Statement of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue
Product sales	$2,330,018	$1,092,409	$3,880,863	$1,923,289
Licensing revenue	––	5,000	609,167	10,000
Total revenue	2,330,018	1,097,409	4,490,030	1,933,289
Cost of product sales	1,501,575	641,748	2,536,103	987,877
Gross profit	823,443	455,661	1,953,927	945,412
Operating expenses
Research and development	94,908	126,627	200,876	243,148
Sales and marketing	214,762	160,658	417,250	234,039
General and administrative	601,917	475,006	1,226,044	954,119
Total operating expenses	911,287	762,291	1,844,440	1,431,306

Operating income (loss)	(82,844)	(306,630)	109,487	(485,894)

Other income (expenses)
Other income	––	5,981	––	94,253
Interest expense	(185,555)	(183,543)	(371,110)	(362,320)
Loss on disposal of property and equipment	––	––	––	(63)
Amortization of deferred financing costs	(14,107)	(14,701)	(28,059)	(41,743)
Total other income (expenses)	(199,662)	(192,263)	(399,169)	(309,876)
Net Loss	$(282,506)	$(498,893)	$(289,682)	$(795,770)
Basic and diluted net loss per common share	$(0.00)	$(0.01)	$(0.00)	$(0.01)

Basic and diluted weighted average common shares used to calculate net loss per common share	70,035,710	69,679,854	69,954,654	69,679,854

Selected Balance Sheet Data	June 30,	December 31,
	2013	2012
Cash and cash equivalents	$76,205	$196,478
Accounts receivable	980,974	600,153
Inventories	593,138	656,397
Total current assets	1,815,609	1,627,759
Total current liabilities	1,423,192	1,365,338
Promissory notes payable, related parties	10,603,127	10,603,127
Accrued interest, related parties	3,130,501	2,759,391
Total liabilities	16,099,775	15,655,852
Total shareholders' equity (deficiency)	(12,662,694)	(12,486,023)

Selected Cash Flow Data	Six Months Ended June 30,
	2013	2012
Cash provided by operating activities	$79,992	$686,007
Cash used in investing activities	(225,723)	(1,022,517)
Cash provided by financing activities	25,458	475,000
Net increase (decrease) in cash and equivalents	(120,273)	138,490